Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of Safe & Green Holdings Corp. (the “Company”) of our report dated March 30, 2023, relating to the consolidated financial statements, which appears in Safe & Green Holdings Corp.’s Annual Report on Form 10-K for the years ended December 31, 2022 and 2021. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement on Form S-1.

/s/ Whitley Penn LLP

Dallas, Texas

January 31, 2024